EXHIBIT 12

           Computation of Ratio of Earnings to Combined Fixed Charges
                         and Preferred Stock Dividends

                                                                                                                        Supplemental
                                                                                                                         Pro forma
Years ended December 31,                           1992           1993          1994          1995         1996            1996(a)
                                                ------------------------------------------------------------------------------------
Income before extraordinary item                     $6,577        $11,197      $19,226       $33,127      $38,014        $ 53,650

Add:
  Portion of rents representative
    of the interest factor                              126            143          177           201          257             355
  Interest on indebtedness                           11,777         17,237       28,521        40,646       50,843          70,941
  Adoption of SFAS No. 112 "Employers'
    Accounting for Postemployment Benefits"              --             --          450            --           --              --
                                                ------------------------------------------------------------------------------------
    Earnings                                        $18,480        $28,577      $48,374       $73,974      $89,114        $124,946
                                                ====================================================================================

Fixed charges and preferred stock dividend:
  Interest on indebtedness                          $11,777        $17,237      $28,521       $40,646      $50,843        $ 70,941

  Capitalized interest                                   73             --           --            40          541           3,323
  Portion of rents representative
    of the interest factor                              126            143          177           201          257             355
                                                ------------------------------------------------------------------------------------
     Fixed charges                                   11,976         17,380       28,698        40,887       51,641          74,619
                                                ------------------------------------------------------------------------------------
Add:
  Preferred stock dividend                               --             --           --         6,637        9,713           9,713
                                                ------------------------------------------------------------------------------------

     Combined fixed charges and preferred
       stock dividend                               $11,976        $17,380      $28,698       $47,524      $61,354        $ 84,332
                                                ====================================================================================
Ratio of earnings to fixed charges                     1.54x          1.64x        1.69x         1.81x        1.73x           1.67x

Ratio of earnings to combined fixed charges
     and preferred stock dividend                      1.54           1.64         1.69          1.56         1.45            1.48

(a) Supplemental pro forma 1996 assumes (i) the consummation of the Merger and
    (ii) the acquisition of 20 apartment communities containing 5,157 apartment homes, as if the transactions had occurred on January 1, 1996.